UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549

                                     FORM 15

             CERTIFICATION AND NOTICE OF TERMINATION OF REGISTRATION
          UNDER SECTION 12(g) OF THE SECURITIES EXCHANGE ACT OF 1934 OR
                SUSPENSION OF DUTY TO FILE REPORTS UNDER SECTIONS
                         13 AND 15(d) OF THE SECURITIES
                              EXCHANGE ACT OF 1934.

                        Commission File Number: 000-31403

                          International Surfacing, Inc.
             (Exact name of registrant as specified in its charter)

                                  5 Erie Street
                               Garfield, NJ 07026
             (Address of principal executive offices, with zip code)

                                 (973) 253-6131
                              --------------------
              (Registrant's telephone number, including area code)

                         Common Stock, Par Value $0.001

            (Title of each class of securities covered by this Form)

                                      None
   (Title of all other classes of securities for which a duty to file reports under section 13(a) or 15(d) remains)

      Please place an X in the box(es) to designate the appropriate rule provisions(s) relied upon to terminate or suspend the duty to file reports:



 Rule 12g-4(a)(1)(i)     |X|                        Rule 12h-3(b)(1)(i)     |X|

 Rule 12g-4(a)(1)(ii)    |_|                        Rule 12h-3(b)(1)(ii)    |_|

 Rule 12g-4(a)(2)(i)     |_|                        Rule 12h-3(b)(2)(i)     |_|

 Rule 12g-4(a)(2)(ii)    |_|                        Rule 12h-3(b)(2)(ii)    |_|

                                                    Rule 15d-6              |_|

      Approximate number of holders of record of Common Stock, par value $0.001, as of the certification or notice date: 367. The Issuer's assets have not exceeded $10,000,000 on the last day of each of the Issuer's most recent three fiscal years.


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      Pursuant to the requirements of the Securities Exchange Act of 1934,
Science Applications International Corporation has caused this certification/notice to be signed on its behalf by the undersigned duly authorized person.


                                        International Surfacing, Inc.

Date: October 30, 2006              By:  /s/ Richard Dunning
                                        ----------------------------------------
                                         Richard Dunning
                                         President